EXHIBIT 99.2

ENDRA Life Sciences Inc.

Second Quarter 2024 Financial Results Conference Call

Thursday, August 22, 2024, 4:30 PM Eastern

CORPORATE PARTICIPANTS

Alexander Tokman - Acting Chief Executive Officer

Richard Jacroux - Chief Financial Officer

Ziad Rouag - Head of Regulatory and Clinical Affairs

Michael Thornton - Chief Technology Officer

Yvonne Briggs - LHA Investor Relations

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PRESENTATION

Operator

Good afternoon, and welcome to the ENDRA Life Sciences Second Quarter 2024 Financial Results Conference Call.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the "*" followed by "0."  After today's presentation, there will be an opportunity to ask questions.  To ask a question, you may press "*" then "1" on your telephone keypad, to withdraw your question, please press "*" then "2." Please note, this event is being recorded.

I would now like to turn the call over to Yvonne Briggs.  Please go ahead.

Yvonne Briggs

Thank you, operator.  This is Yvonne Briggs with LHA.  Good afternoon, and welcome to ENDRA Life Sciences second quarter 2024 business update and financial results conference call.  Earlier today, ENDRA issued a press release on this topic, which is available on the investors section of ENDRA's website.

Before we begin, please note that today's discussion will include forward-looking statements.  All statements by management other than statements of historical facts, including statements regarding the company's strategies, financial condition, operations, costs, plans and objectives as well as anticipated results of development and commercialization efforts, the timing of clinical studies, potential partnership opportunities and expectations regarding regulatory processes, receipt of required regulatory clearances and product launches are forward-looking statements.

Except as required by Federal Securities Laws, the company disclaims any obligation to update or revise any forward-looking statements.  Please refer to the company's Form 10-K for the 2023 fiscal year and subsequent SEC filings for more information about risks and uncertainties related to forward-looking statements.

In terms of the structure of today's call, Alexander Tokman, acting Chief Executive Officer, will begin the prepared remarks; followed by Ziad Rouag, new Head of Regulatory and Clinical Affairs, and then Michael Thornton, ENDRA's Chief Technology Officer.  They will be followed by Richard Jacroux, ENDRA's new CFO, to review the second quarter financial results.

With that said, I will now turn it over to Alex.  Alex.

Alexander Tokman

Thank you, Yvonne.  Good afternoon, and thank you for joining us today to discuss ENDRA's second quarter 2024 financial results and business highlights.  Before we proceed to the business update, let me address the reverse stock split and the subsequent trading of our common stock.  As you know, after receiving shareholder approval earlier this month, the company authorized 1 for 50 reverse stock split which we announced last Friday and was effective past Tuesday…this past Tuesday.

The primary goal was to keep our share price above $1, and in turn, maintain the NASDAQ listing.  This plan was derailed because of an extremely high volume of exercise warrants, which were issued as a part of the $8 million public offering that was completed in June.  This public offering was necessary in order to keep the company operational and not to lose all the progress ENDRA made over the years.

ENDRA Life Sciences Inc.

Thursday, August 22, 2024, 4:30 PM Eastern

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We strongly believe that the sharp decline in our stock over the past few days is completely unrelated to ENDRA business prospects [indiscernible] have the intended outcome, as we are trading below $1 right now. We recognize the seriousness of the situation on the company and our investors, and we will keep you apprised of our actions as we move forward.

Now let's turn our attention to the second quarter results and recent changes. I would like to start by reviewing with you six specific items we intend to do differently moving forward to become more actionable and predictable as we bring ENDRA's differentiating thermoacoustic technology to market. The six changes include stronger operating team, relentless prioritization of our activities, new approach with FDA, enhanced go-to-market strategy for TAEUS liver device, crystallization of our ENDRA vision, and finally, improved financial execution.

Let me elaborate on each. First, we enhanced our management team by adding two experienced operators who have proven track record of success in transforming new technology companies. Richard Jacroux is a seasoned CFO with public and private company experience, and he well understands lean operations and restructuring. He is already working very closely with Irina, formerly Senior Director of Finance, to ensure a smooth transition of daily finance operations. Irina will remain as an adviser to the company moving forward.

Ziad Rouag has joined us as the Head of Clinical and Regulatory Affairs. Ziad has successfully led a number of emerging medical device technology companies through regulatory process and early commercialization, and he already made a huge impact on our most recent strategy and interactions with FDA. I anticipate that both Richard and Ziad's experiences will greatly benefit ENDRA as we move forward through this critical phase for the company. Mike Thornton, our CTO, will continue to focus on product delivery as well as enhancing ENDRA's technology road map and intellectual property.

Second change, after reviewing after all the priorities that we are facing, we as the new operating team are unanimous in our relentless prioritization and laser-focus on the most critical deliverable for the company and is executing as statistically powered multi-center prospective clinical trial to obtain the necessary data that will allow us to successfully move forward. This clinical data is a foundational element for both regulatory and commercial success. It offers three important benefits. It allows for optimization of product design for maximum user utilization; it is a necessary piece of successful de novo application, and finally, it answers the big why, as in why, I as a clinician or pharmaceutical user should utilize this technology.

The third change we are implementing as we will fundamentally change our FDA regulatory strategy under Ziad's leadership. We are switching from the use of retrospective data to a hypothesis-driven, statistically-powered prospective clinical trial, which is pre-vetted through FDA.

We are, therefore, expanding from a single clinical site to a multi-center trial, and we're increasing the number of subjects by an order of magnitude from 20 to about 250, which is necessary to achieve acceptable statistical power. We are now fully engaged with the FDA on establishing the consensus and trial design prior to data collection. Later in this call, Ziad will elaborate further on these changes.

Fourth, we are revisiting our go-to-market strategy for the TAEUS liver device. We have more and more evidence that hepatology may not be the beachhead market we should pursue. [Indiscernible] primary care and [indiscernible] segment, and believe then over the next 6 to 12 months as we pursue the regulatory clearance for the TAEUS liver device. Hepatology will likely to remain a market for us, but perhaps not the primary target.

ENDRA Life Sciences Inc.

Thursday, August 22, 2024, 4:30 PM Eastern

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Fifth, or…the change in our initiative number five, we are preparing changes related to ENDRA's strategic direction. We will formalize our longer-term business strategy and crystallize our vision, as in what's next after we commercialize our TAEUS liver device. How do we have to…we have to answer questions such as how do we add more value to our customers beyond the liver fat test and become a metabolic disease biomarker company, which could be a lot more valuable. All of this is expected to be developed and assessed over the next 12 months.

Lastly, we are focusing on improved financial stewardship. Our goal is to scrutinize every dollar we spend, and as a result, we recently conduct significant reduction of our operating expenses, and we were able to reduce them by $3 million plus, which represents approximately 26% reduction on annualized basis, all of it without impacting the primary deliverable, which is clinical data collection in preparation for our FDA submission. Richard will elaborate on this further during the financial update.

Now that I outlined what we will do differently moving forward, Ziad, Mike and Richard will now highlight for you the progress we made since Q1 conference call in three areas: clinical and regulatory, technology and IP, and financial. Ziad.

Ziad Rouag

Thank you, Alex. In May of this year, we met with the FDA at the headquarters in Maryland to demonstrate live the TAEUS technology and review the clinical and statistical plans for the proposal...proposed pivotal study. The meeting minutes from the FDA meeting confirmed alignment between ENDRA and the FDA on the final product configuration, clinical study design and regulatory pathway of a successful outcome.

As part of our refocused clinical program, we are limiting initial data collection to three pilot sites, 2 US and 1 EU. These pilot trial sites were selected based on their ability to recruit patients. We have already acquired data on 25 subjects through these efforts.

In terms of time [indiscernible], these will be...there will be sequential studies, meaning the results of the pilot study will inform the design of the pivotal study. Our goal is to have all clinical work completed and the data incorporated into our de novo submission targeted for mid-2025. I've handled similar opportunities during the course of my career with complex trials and devices, including imaging studies, and I'm highly optimistic about the regulatory path we have set for the TAEUS liver device. Mike.

Michael Thornton

Thank you, Ziad. Our patent portfolio now stands at 81 issued patents globally. During the second quarter of 2024, ENDRA has issued five additional patents, three in Europe and two in China.

The issued patent portfolio consists of 42 thermoacoustic device and foundational enabling technology patents, 22 patents related to estimating fat fraction, and 17 patents covering other thermoacoustic applications and non-thermoacoustic technologies. Our broad intellectual property portfolio provides protection for the TAEUS system with its novel thermoacoustic technology and the opportunity to explore licensing opportunities beyond our core focus.

I'll turn the call over now to Richard.

ENDRA Life Sciences Inc.

Thursday, August 22, 2024, 4:30 PM Eastern

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Richard Jacroux

Thank you, Mike. And it's a pleasure to be speaking with our investors in my first quarterly conference call as ENDRA's CFO. During the quarter, we raised $7.3 million in net proceeds from the sale of common stock and warrants in a public offering. As of June 30th, 2024, we had cash and cash equivalents of $6.4 million, based on our current projections, our cash runway funds the company into the first half of 2025.

Turning now to review of our financial results. For the quarter ended June 30th, 2024, our total operating expenses decreased to $2.2 million from $3 million for the same period in 2023. The decrease was mainly due to declines in research and development and sales and marketing expenses. Year-over-year, R&D expenses decreased $684,000 or 49% as we shift our resources and spending from development to clinical activities.

In sales and marketing, cost decreased $85,000 or 34%, as we restructured our European operations to support the company's near-term clinical study goals.

General and administrative expenses increased $5,000 overall, due to the administrative cost of the fundraising, which offset decreases elsewhere. We continue to scrutinize our spending and will likely make further adjustments to our expense structure to focus on achieving our priorities as we reset our strategy.

Now, I'll turn the call to the operator for questions. Operator.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press "*" then "1" on your telephone keypad. If you are using a speakerphone, please pick-up your handset before pressing the keys. To withdraw your question, please press "*" then "2." At this time, we will pause momentarily to assemble our roster.

Our first question today is from Edward Woo with Ascendiant Capital. Please go ahead.

Edward Woo

Yes. Nice to meet you, Alexander and Richard. My question is more on, as you guys are hitting the ground running. How quickly do you think you guys will be able to get your new strategic path fully implemented or do you still think it needs time to kind of evaluate the situation?

Alexander Tokman

Thank you for the question Ed. In terms of the next 9 months to 12 months, we have a clear priorities described that we're going to execute. So, this would involve completing the clinical study, obtaining all the necessary data to prepare for regulatory submission with FDA, as well as generating enough compelling data to use for promoting this technology to future customers. So, in terms of…again, this priority has been agreed upon and articulated to every employee within the company.

In terms of longer vision, what happened following the introduction of TAEUS liver device, we give a sharpened pencils over the next six months to nine months, look at all the opportunities that our IP offers and determine the path going forward. One thing I can tell you for sure is that we are going to create a strategic road map that will include several critical…several growth opportunities, some of which we will pursue organically, and some of it could be licensed to others. More on this later.

ENDRA Life Sciences Inc.

Thursday, August 22, 2024, 4:30 PM Eastern

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Edward Woo

Great. And then just a final clarifying question. I wasn't sure if I heard right. Do you say that in 2025, you plan to file your FDA application? Did you give a specific time in 2025?

Alexander Tokman

We haven't provided the specific guidance, I don't believe. But what I can tell you is that our goal is to complete the clinical study this year and initiate a pivotal study early next year, with the goal of submitting sometime by mid of 2025.

Edward Woo

Great. Well, thank you and I wish you guys good luck.

Alexander Tokman

Thank you.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Alex Tokman for any closing remarks.

CONCLUSION

Alexander Tokman

Thank you. Given…I would like to wrap this call by telling you that given that everybody feels, the board and the operating team are bullish in ENDRA's technology and market opportunity. We expect that after implementing the six initiatives and changes I described earlier in this call, ENDRA's performance will improve, and we will reverse the course that the company has settled for in the past. I'm confident personally about this because I have led several successful turnarounds of medical device and emerging technology companies for both Fortune 100 and micro caps, and I think we can do this again here. I believe the team is energized. We know what we need to accomplish in the next 6 months, 9 months and 12 months, and you'll see hopefully, different output from this team moving forward. Thank you.

Thank you for joining us today, and we look forward to keeping you updated on our progress.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

ENDRA Life Sciences Inc.

Thursday, August 22, 2024, 4:30 PM Eastern

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